Exhibit 99

Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Amy Wolfcale
Vice President, Corporate Communications
(212) 416-3213

DOW JONES REPORTS FOURTH QUARTER RESULTS

Provides 1st Quarter Outlook

NEW YORK (January 26, 2006)—Dow Jones & Company (NYSE: DJ) today reported that it earned 49 cents per diluted share during the fourth quarter of 2005, compared with 43 cents per diluted share in the fourth quarter of 2004.  Excluding the special items explained herein, the Company earned 41 cents per diluted share during the fourth quarter of 2005 compared with 43 cents per diluted share in the fourth quarter of 2004.  Planned losses from the Weekend Edition of The Wall Street Journal, launched September 17th, were about five cents per share in the fourth quarter.

Revenue of $482.2 million increased 10.3% over the fourth quarter of 2004, mainly due to the acquisition of MarketWatch, organic revenue growth across Electronic Publishing, and the launch of Weekend Edition.  Operating income of $49.6 million declined 4.0%.  Excluding special items, operating income declined 15.0% compared to the fourth quarter 2004, mainly due to planned spending for Weekend Edition and higher newsprint, marketing and severance-related expenses at Print Publishing.

Special Items: In the fourth quarter of 2005, the Company recorded special items netting to eight cents per share as a special gain of 11 cents per share related to a tax benefit was offset by a charge of two cents per share for restructuring at an equity investment and one cent per share for accretion of discount on a contract-guarantee obligation.  In the fourth quarter of 2004, the Company recorded special items netting to zero as a special gain of seven cents per share related to a tax benefit was offset by a charge of five cents per share for a restructuring charge and a two cent per share loss for accretion of discount on a contract-guarantee obligation.

For the full year 2005, earnings were $0.73 per share, compared to $1.21 per share in 2004.  Excluding the special items described herein, earnings in 2005 of $0.98 per share were down 19.0% versus $1.21 per share in 2004.  Operating income was $121.3 million compared to 2004’s $162.2 million.  Excluding special items, operating income was $132.7 million, down 20.1% from last year.  Please refer to the attached financial exhibits and notes for more details on the Company’s results.

Commenting on fourth quarter results, Peter R. Kann, chairman and chief executive officer of Dow Jones, said, “We’re pleased to have increased revenues at each of our business segments, including advertising gains each month of the quarter at the domestic and international editions of The Wall Street Journal.  We continued to post strong profit gains in Electronic Publishing, though these were offset by planned losses for Weekend Edition and a decline in Ottaway income.”

Mr. Kann continued: “While full year 2005 profits were adversely affected by a continued difficult environment for print advertising, we made major investments to strengthen our portfolio.  These investments include the acquisition of MarketWatch, launch of Weekend Edition, repositioning of the Journal’s international editions, Ottaway internet and infrastructure initiatives, and the announced redesign of the U.S. Journal.  These investments set the stage for future profitable growth.”

Dow Jones said it estimates first quarter 2006 earnings per share before special items to be in the low teens cents per share range compared to the 11 cents per share earned in the first quarter of 2005.  The first quarter 2006 estimate includes losses of about six cents per share from Weekend Edition.  The Company expects total linage at the U.S. Wall Street Journal including Weekend Edition will be up in the mid single digits percentage range compared to the first quarter 2005.  Based on currently known and quantified special items in the first quarter of 2006, the Company expects reported earnings per share to be in the low teens cents per share range, compared with 10 cents per share in the first quarter of 2005.

Segment Results

Print Publishing revenue of $259.5 million in the fourth quarter of 2005 increased 4.7% versus the same period a year ago primarily due to increased revenue at the U.S. and international editions of the Journal.  Advertising linage at the U.S. Wall Street Journal, including Weekend Edition, increased 8.1% (up 17.0% in Dec.).  Advertising yield (or revenue per line) declined slightly due to the heavier mix of lower yielding classified linage in the quarter.  Advertising linage at the international editions of the Journal increased 20.6% (up 16.8% in Dec.).  Barron’s advertising pages decreased 10.2% in the quarter (down 9.2% in Dec.).  Operating income declined 85.8% to $3.7 million from $26.2 million last year, due to planned losses for Weekend Edition and higher newsprint, marketing and severance-related expenses.

Electronic Publishing revenue of $134.2 million in the fourth quarter of 2005 increased 32.9% over the same period a year ago, driven by the acquisition of MarketWatch, together with increased revenue in all Electronic Publishing business units.  Operating income of $29.5 million in the fourth quarter of 2005 increased 85.6% over last year due to the acquisition of MarketWatch and organic growth at Indexes/Ventures, Consumer Electronic Publishing and Dow Jones Newswires.  Operating margin of 22.0% in the fourth quarter of 2005 was up from the previous year’s 15.7%.  Terminal counts at Newswires were 304,000, up 2.0% from the same period last year.  Paid subscribers to The Wall Street Journal Online grew to 768,000 as of December 31, 2005, up 7.9% from the prior year period.

At Ottaway Newspapers, our community media group, revenue of $88.5 million in the fourth quarter of 2005 was up slightly from the same period a year ago.  Operating income of $20.9 million was down 11.1% and operating margin was 23.6% versus 26.6% last year mainly due to higher newsprint prices, delivery costs, employee costs and expenses related to Ottaway’s Internet initiative.  Advertising linage decreased 6.0% in the fourth quarter (down 5.4% in Dec.).

The Company ended the fourth quarter of 2005 with $472 million in debt compared to $511 million at the end of the third quarter 2005 and $146 million at the end of the fourth quarter of 2004.  The increase over prior year is due to $439 million in debt incurred to finance the Company’s acquisition of MarketWatch in January 2005.

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-3140.   A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core advertising market-B2B advertising; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its growth initiatives such as the new Weekend Edition; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by young people; with respect to our new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Company's other consumer advertising sections; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the uncertainties relating to the Company's guarantee to Cantor Fitzgerald Securities and Market Data Corporation; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)
	Quarters Ended December 31			Twelve Months Ended December 31
	2005		2004	2005		2004
Reported results:
Revenues	$482,184		$437,155	$1,769,690		$1,671,458

Operating income	$49,606		$51,697	$121,308		$162,174

Net income	$41,181		$35,624	$60,395		$99,548

Effective tax rate*	22.8%		28.0%	41.7%		37.0%

Diluted EPS	$.49		$.43	$.73		$1.21

Excluding items described in Note 2:
Operating income	$49,606		$58,390	$132,675		$166,106

Net income	$34,351		$35,476	$81,820		$99,871

Effective tax rate*	37.4%		38.5%	38.4%		39.7%

Diluted EPS	$.41		$.43	$.98		$1.21

EPS percentage change	(4.7%	)	-	(19.0%	)	26.0%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 10.

Reconciliation of first quarter 2006 earnings outlook:		Quarters Ended March 31
		2006 Guidance		2005 Actual

	Reported earnings per share	low teens cents		$.10
		per share range
	Adjusted to remove:
	Contract guarantee	(.01)		(.02)

		low teens cents
	EPS before special items	per share range	*	$.11	**

*	Based on special items currently anticipated.
**	Items do not total due to rounding.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Quarters Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Revenues:
Advertising	$273,693	$251,642	$961,288	$946,325
Information services	106,240	86,457	411,804	328,708
Circulation and other	102,251	99,056	396,598	396,425
Total revenues	482,184	437,155	1,769,690	1,671,458

Expenses:
News, production and technology	144,095	127,143	560,988	513,808
Selling, administrative and general	169,420	150,688	649,250	584,714
Newsprint	36,566	30,107	126,449	115,067
Print delivery costs	54,795	45,571	192,027	186,856
Depreciation and amortization	27,702	25,256	108,301	104,907
Restructuring	-	6,693	11,367	3,932
Total operating expenses	432,578	385,458	1,648,382	1,509,284

Operating income	49,606	51,697	121,308	162,174

Other income (expense):
Investment income	1,555	188	2,127	520
Interest expense	(5,372)	(1,328)	(19,255)	(3,740)
Equity in earnings of associated companies	6,739	989	14,090	2,375
Write-down of equity investments	-	-	(35,865)	-
Gain on disposition of investments	-	-	22,862	3,260
Contract guarantee	(742)	(1,478)	(4,090)	(6,933)
Other, net	1,590	(1,065)	2,434	(1,571)

Income before income taxes and minority interests	53,376	49,003	103,611	156,085
Income taxes	12,195	13,884	43,216	58,578
Income before minority interests	41,181	35,119	60,395	97,507
Minority interests in losses of subsidiaries	-	505	-	2,041
Net income	$41,181	$35,624	$60,395	$99,548

Net income per share:
Basic	$.50	$.43	$.73	$1.22
Diluted	.49	.43	.73	1.21

Weighted-average shares outstanding:
Basic	83,104	82,014	82,751	81,878
Diluted	83,451	82,397	83,189	82,285

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Revenues:
Print publishing	$259,499	$247,893	$916,139	$948,833
Electronic publishing	134,201	100,954	506,857	381,181
Community media	88,484	88,308	346,694	341,444
Consolidated revenues	$482,184	$437,155	$1,769,690	$1,671,458

Percentage change in revenues excluding
newly-acquired operations(1)	5.5%	1.5%	1.0%	4.9%

Operating income (loss):
Print publishing	$3,709	$26,161	$(23,101)	$31,485
Electronic publishing	29,471	15,882	112,046	79,034
Community media	20,891	23,491	79,749	89,115
Corporate	(4,465)	(7,144)	(36,019)	(33,528)
Segment operating income	49,606	58,390	132,675	166,106

Restructuring	-	(6,693)	(11,367)	(3,932)
Consolidated operating income	$49,606	$51,697	$121,308	$162,174

Operating margin:
Print publishing	1.4%	10.6%	(2.5)%	3.3%
Electronic publishing	22.0%	15.7%	22.1%	20.7%
Community media	23.6%	26.6%	23.0%	26.1%
Segment operating margin	10.3%	13.4%	7.5%	9.9%

Depreciation and amortization (D&A):
Print publishing	$14,024	$15,397	$56,931	$65,335
Electronic publishing	10,228	6,828	38,644	27,732
Community media	3,413	2,990	12,576	11,675
Corporate	37	41	150	165
Consolidated D&A	$27,702	$25,256	$108,301	$104,907

(1) Percentage represents change in revenue excluding non-comparable periods for newly-acquired operations.

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Print publishing:
U.S. publications:
Advertising	$168,455	$161,719	$579,873	$606,649
Circulation and other	67,992	65,568	260,635	260,375
Total for U.S. publications	236,447	227,287	840,508	867,024

International publications:
Advertising	15,837	12,555	46,559	48,630
Circulation and other	7,215	8,051	29,072	33,179
Total for international publications	23,052	20,606	75,631	81,809

Total for print publishing	259,499	247,893	916,139	948,833

Electronic publishing:
Dow Jones Newswires:
North America	50,226	49,006	200,508	192,375
International	17,619	14,770	67,294	55,698
Total Newswires	67,845	63,776	267,802	248,073

Consumer Electronic Publishing(1)	48,519	22,390	172,697	79,710
Dow Jones Indexes/Ventures	17,837	14,788	66,358	53,398

Total electronic publishing	134,201	100,954	506,857	381,181

Community media:
Advertising	67,541	66,998	261,797	255,766
Circulation and other	20,943	21,310	84,897	85,678
Total community media	88,484	88,308	346,694	341,444

Total segment revenues	$482,184	$437,155	$1,769,690	$1,671,458

(1) Includes WSJ.com, related vertical sites, licensing/business development, radio/audio, and the January 2005 acquisition of MarketWatch, Inc. On a pro forma basis, including MarketWatch revenues in the respective periods prior to the Company’s acquisition, Consumer Electronic Publishing revenues grew 7.6% and 10.2% in the quarter and twelve months ended December 31, 2005, respectively.

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Statistical Information
(Unaudited)

	Quarters Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Advertising volume increase/(decrease)(1):

The Wall Street Journal(2):
General	12.5%	3.0%	1.2%	4.0%
Technology	3.2	(26.5)	(8.1)	(23.8)
Financial	(14.9)	(8.7)	(14.9)	7.0
Classified	21.9	6.4	12.4	8.9
Total	8.1	(5.1)	(0.7)	(0.5)

The Wall Street Journal Asia	12.3	(2.7)	2.3	(3.3)
The Wall Street Journal Europe	29.3	(14.1)	1.6	(3.5)
Barron’s	(10.2)	10.7	(12.5)	11.7

Ottaway Newspapers:
Daily	(4.6)	2.7	(1.6)	2.9
Non-daily	(11.7)	1.3	(6.9)	10.1
Total	(6.0)	2.4	(2.6)	4.2

The Wall Street Journal advertising as a
percentage of total Journal linage(1):

General	46.3	44.4	42.1	41.4
Technology	16.5	17.3	15.6	16.8
Financial	13.8	17.6	15.7	18.3
Classified	23.4	20.7	26.6	23.5

Other statistics:			December 31
			2005	2004

Dow Jones Newswires terminals			304,000	298,000
WSJ.com subscribers			768,000	712,000
WSJ.com unique visitors/business day			175,000	153,000
Average monthly unique visitors during the quarter to Dow Jones Online(3)			8,049,000	9,062,000
Average monthly page views during the quarter to Dow Jones Online			298,577,000	n/a

(1) General and technology advertising for 2004 was reclassified to conform to the current year presentation.

(2) Includes advertising from the Weekend Edition launched September 17, 2005.

(3) Average monthly unique visitors to Dow Jones Online is from NielsenNetRatings. The 2005 amount includes
WSJ.com, MarketWatch.com, BigCharts.com, Barron's Online, and the Journal's other vertical websites. The 2004 amount represents comparable unduplicated audience (i.e., unique visitors).

Dow Jones & Company, Inc.

Notes to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2.  The following table reconciles reported results to income adjusted for special items for the fourth quarter and the twelve months ended December 31, 2005 and 2004:

	Quarters Ended December 31
(in millions, except	2005			2004
per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported income	$49.6	$41.2	$.49	$51.7	$35.6	$.43
Adjusted to remove:
Included in operating income:
Restructuring (a)				(6.7)	(4.0)	(.05)
Included in non-operating income:
Restructuring of an equity investment (b)		(1.3)	(.02)
Contract guarantee (c)		(0.7)	(.01)		(1.5)	(.02)
Certain income tax matters (d)		8.9	.11		5.7	.07
Adjusted income	$49.6	$34.4 *	$.41	$58.4	$35.5 *	$.43

	Twelve Months Ended December 31
(in millions, except	2005			2004
per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported income	$121.3	$60.4	$.73	$162.2	$99.5	$1.21
Adjusted to remove:
Included in operating income:
Restructuring (a)	(11.4)	(6.9)	(.08)	(3.9)	(2.3)	(.03)
Included in non-operating income:
Restructuring of an equity investment (b)		(1.3)	(.02)
Contract guarantee (c)		(4.1)	(.05)		(6.9)	(.08)
Gain on disposition of
investments (e)		17.7	.21		1.8	.02
Write-down of equity investments (f)		(36.7)	(.44)
Certain income tax matters (d)		10.0	.12		7.2	.09
Adjusted income	$132.7	$81.8 *	$.98 *	$166.1	$99.9 *	$1.21

*The sum of the individual amounts does not equal total due to rounding.

Dow Jones & Company, Inc.

Notes to Financial Information

(a) Restructuring:

2005

In the second quarter 2005, the Company recorded a restructuring charge of $11.4 million ($6.9 million, net of taxes) primarily reflecting employee severance related to a workforce reduction of about 120 full-time employees.  Most of the charge relates to the Company’s efforts to reposition its international print and online operations but also includes headcount reductions at other parts of the business.  These workforce reductions were substantially completed by the end of the year.

2004

In the fourth quarter 2004, the Company recorded a restructuring charge of $6.7 million ($4.0 million, net of taxes) primarily reflecting employee severance related to a workforce reduction of about 100 employees.  This charge principally related to the Company’s decision to reposition the Far Eastern Economic Review from a weekly magazine to a monthly publication beginning in December 2004, with the balance related to headcount reductions in circulation and international operations.

In the first quarter 2004, the Company renewed its lease at the World Financial Center (WFC), including extending the term of one of the floors that was previously abandoned.  The Company reoccupied this floor with personnel from another of its New York locations, whose lease term was expiring.  As a result, the Company reversed $2.8 million ($1.7 million, net of taxes) of the remaining lease obligation reserve for the previously abandoned floor at WFC.

Dow Jones & Company, Inc.

Notes to Financial Information

Restructuring charges are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring charges in 2005 and 2004, allocable by segment for the twelve months ended December 31, 2005 and 2004 were as follows:

(in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004

Print Publishing	$-	$6,192	$8,585	$3,561
Electronic Publishing	-	405	1,969	280
Corporate	-	96	813	91
Total	$-	$6,693	$11,367	$3,932

(b) Restructuring of an equity investment:

During the fourth quarter 2005, Dow Jones Reuters Business Interactive LLC (Factiva), a 50% equity investee, recorded a restructuring charge of $4.3 million primarily reflecting employee severance and termination of an operating lease.   The Company’s share of this restructuring charge was $2.1 million ($1.3 million, net of taxes).

(c) Contract guarantee:

Under the terms of the Company's 1998 sale of Telerate to Bridge Information Systems (Bridge), the Company retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions.  Bridge agreed to indemnify the Company for any liability the Company incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate.  In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the Company established a reserve of $255 million representing the present value of the total estimated minimum annual payments of about $300 million from 2001 through October 2006, using a discount rate of 6%.  Bridge filed for bankruptcy in February 2001, but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC.  The Company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee.

The Company has various substantial defenses to these claims and the litigation is proceeding.  The trial court in January 2003 denied motions by each of the parties that their own claims for relief be granted and that competing claims be dismissed.  Appeals from those decisions were not pursued, and discovery has concluded.  On January 25, 2006, the trial court denied the bulk of the parties' motions for summary judgment, leaving the resolution of the case for trial.  The Court did grant Dow Jones' motion for summary judgment on a small issue in the case.  The Court did not set a trial date, but has directed the parties to appear before it at a conference in early March.

The fourth quarter of 2005 and 2004 included charges related to the accretion of the discount on the reserve balance of $0.7 million ($.01 per diluted share) and $1.5 million ($.02 per diluted share), respectively.  These charges totaled $4.1 million ($.05 per diluted share) and $6.9 million ($.08 per diluted share) for the years ended 2005 and 2004, respectively.

(d) Certain income tax matters:

2005

In the fourth quarter 2005, the Company received a federal tax refund, including interest, related to the settlement of claims from previously filed returns.  Pursuant to the settlement of these claims, during the fourth quarter of 2005, the Company recorded an adjustment of $8 million to its tax accounts and recorded interest income of $1.4 million ($0.9 million, net of taxes).  The total impact of these items was an increase in net income of $8.9 million ($.11 per diluted share).

Income tax expense in the third quarter 2005 included a tax benefit of $1.1 million ($.01 per diluted share) as a result of a favorable resolution of certain state and federal tax matters.

2004

Income tax expense in 2004 included tax benefits of $5.7 million ($.07 per diluted share) in the fourth quarter and $1.5 million ($.02 per diluted share) in the third quarter as a result of the favorable resolutions of certain federal tax matters.

(e) Gain on disposition of investments:

2005

In April 2005, the Company concluded the sale of its 39.9% minority interest in F.F. Soucy Inc., a Canadian newsprint mill, to its majority owner, Brant-Allen Industries, Inc.  The proceeds from the sale price of $40 million in cash were used to reduce the Company’s commercial paper borrowings.  The Company recorded a gain of $9.6 million ($9.4 million, net of taxes) in the second quarter.

During the second quarter of 2005, the Company and the von Holtzbrinck Group completed its exchange of cross shareholdings.  In exchange for the Company’s 10% interest in Handelsblatt, the Company received the remaining 10% minority interest in The Wall Street Journal Europe that it did not already own; an 11.5% increase in its interest in a Czech Republic business periodical, effectively increasing the Company’s interest to 23%; and, $6 million in cash.  The transaction was accounted for at fair value and the Company recorded a gain of $13.2 million ($8.3 million, net of taxes) in connection with the disposal of its interest in Handelsblatt.

2004

On April 2, 2004, simultaneous with the Company’s acquisition of the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (VWD), VWD sold its non-news assets to a third party, resulting in cash proceeds to the Company of $6.7 million.  As a result of this sale, the Company recorded a gain of $3.3 million ($1.8 million, net of taxes) in the second quarter of 2004.

(f) Write-down of equity investments:

In December 2005, the Company completed the transfer of its 50% interests in both CNBC Europe and CNBC Asia (collectively CNBC International), as well as its 25% interest in CNBC World, to NBC Universal for nominal consideration pursuant to a July 2005 agreement.  Under the agreement, the Company committed to fund CNBC International for the remainder of 2005, up to approximately $6 million, irrespective of the operating performance of the ventures, and through 2006 the Company will continue to provide access to news resources and other services to CNBC International, nonexclusively.  There are no plans to alter the licensing relationship in the U.S. between the Company and CNBC.

In the second quarter of 2005, in connection with the binding agreement reached with NBC Universal, the Company determined that an other-than-temporary decline in the value of its investments in CNBC International and CNBC World had occurred and, as a result, the Company recorded a charge of $35.9 million ($36.7 million, including taxes), largely reflecting the write-down of the investments’ carrying value ($32 million), with the remainder primarily reflecting the additional firmly committed cash payment for which there was no future economic benefit to the Company.

Dow Jones & Company, Inc.

Notes to Financial Information

3.  The Company made the following acquisitions during 2005 and 2004:

2005

Acquisition of MarketWatch

On January 21, 2005, the Company completed its acquisition of MarketWatch, Inc. (MarketWatch) for a purchase price of approximately $538 million.  The purchase price consisted of cash tendered totaling $507.7 million to acquire the 28.2 million outstanding common shares of MarketWatch; the exchange of 1.2 million stock options valued at $25 million using the Black-Scholes option pricing model; and, direct third party transaction costs of approximately $5 million.  This acquisition was financed by $439 million of short-term commercial paper borrowings and cash, including cash received from MarketWatch of $74 million.  In February 2005, the Company refinanced $225 million of its commercial paper borrowings with three-year bonds bearing a fixed interest rate of 3.875%.

Acquisition of The Barnstable Patriot

On October 3, 2005, Ottaway Community Media purchased The Barnstable Patriot newspaper and related assets of Cornerstone Communications Inc. for $1.2 million in cash.  The acquisition resulted in a purchase price allocation of $1.1 million to goodwill and other intangibles, and $0.1 million to tangible assets.

2004

Acquisition of remaining interest in OsterDow Jones

On July 7, 2004, the Company acquired the remaining two-thirds interest in OsterDow Jones Commodity News for $1.6 million.  The new operation, “Dow Jones Commodities Service,” was combined with the Company’s Dow Jones Newswires business.  The step acquisition resulted in a purchase price allocation to goodwill of $1.4 million and tangible assets of $0.2 million.

Acquisition of remaining interest in VWD news operations

On April 2, 2004, the Company acquired the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (VWD), a German newswires business, for $12.1 million.  The acquired business consists of financial newswires and business newsletters, which have been combined into the Company’s Dow Jones Newswires business, under the brand name Dow Jones-VWD News.  The Company was a minority shareholder in VWD.

Acquisition of Alternative Investor

On March 19, 2004, the Company completed its acquisition of Alternative Investor from Wicks Business Information for $85 million plus net working capital.  The $85 million purchase price could be increased by $5 million, payable in 2008, based on the performance of the acquired business.  Alternative Investor is a provider of newsletters, databases and industry conferences for the venture-capital and private-equity markets, and has been combined into the Company’s Dow Jones Newswires business.

4.  The Company reports the results of its operations in three segments: print publishing, electronic publishing and community media.  In addition, the Company reports certain administrative activities under the corporate segment.  Print publishing, which is largely comprised of the global editions of The Wall Street Journal, publishes business and financial content world-wide.  This content is published primarily in the U.S., Europe, Asia and Latin America editions of The Wall Street Journal as well as in Barron’s and on U.S. television through a licensing arrangement with CNBC.  Electronic publishing, which electronically distributes business and financial news and information, includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.  Consumer Electronic Publishing includes the results of WSJ.com and its related vertical sites, MarketWatch and the Company’s licensing/business development and radio/audio businesses.  The community media segment publishes 15 daily newspapers, 12 Sunday papers and more than 30 weekly newspapers and “shoppers” in nine states in the U.S.

Dow Jones & Company, Inc.

Notes to Financial Information

5.  Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Factiva
Revenues	$72,486	$67,295	$281,643	$263,036
Operating (loss) income(1)	(764)	3,557	11,082	17,544
Depreciation and amortization	3,351	2,309	11,899	11,393

SmartMoney
Revenues	$16,663	$15,654	$55,862	$53,004
Operating income	1,997	888	1,701	101
Depreciation and amortization	105	132	468	668

(1) Includes a restructuring charge of $4.3 million (at 100% level) as described in Note 2 above.